LHV Power Corporation

&

Flux Propulsion

Term Sheet

RECITALS

WHEREAS, LHV develops, manufactures and sells battery chargers for the electric vehicle market.

WHEREAS, Flux develops, manufactures and sells a complete electric vehicle drive system for the electric vehicle market.

WHEREAS, Flux desires to sell LHV’s battery chargers either with Flux’s electric vehicle drive system or separately.

WHEREAS, LHV wishes to grant to Flux the right to sell LHV’s battery chargers.

Definitions

•	“OEM” shall mean a party that is licensed to only distribute LHV’s battery charger together with its own product.

•	“Distributor” shall mean a party that has been given a license by LHV to distribute LHV’s Products under their own name or under the LHV defined brand together with its own products or separately.

•	"Confidential Information" means information which if disclosed (i) in tangible form, is clearly marked as "confidential" or "proprietary" at the time of disclosure, or (ii) in intangible form (such as orally or visually), the disclosing party identifies as "confidential" or "proprietary" at the time of disclosure. Notwithstanding the foregoing marking requirements, the parties agree that each respective party’s customer lists and customer data are considered Confidential Information.

•	“Customer Support” means the Support Services to be provided by Flux to the user of LHV Products described herein.

•	"Statement of Work" or (“SOW”) means the development plan, including deliverables and associated milestones and development schedule, as mutually agreed and as set forth and attached hereto.

•	“LHV Product(s)” means LHV’s battery charger.

TERMS

Flux Appointment.

•	LHV hereby appoints Flux as a Distributor of LHV’s Products and grants flux a license to distribute the LHV product as a Distributor.

•	In the event LHV sells or distributes LHV Products to another Distributor LHV shall pay Flux a fee of which will equal twenty percent (20%) of the LHV’s gross profits sold to the other Distributor {the “Distribution Fee”}. Distribution Fee shall not apply to sales to an OEM and/or sales to Flux. Distribution Fee shall also be subject to the Maximum Royalty defined below.

•	Parties agree that the electric vehicle market is a new market and will work together to identify and further define distributors, retailers and OEM’s.

Statement of Work

•	In consideration for LHV granting Flux a Distributor license Flux agrees to perform the work under the attached Statement of Work.

•	Statement of Work will include designing a microprocessor control board and developing the associated software together named {the “MCB”} that enables the LHV Product to intuitively charge batters.

•	Statement of Work will also include any updates for error corrections in the design and code, upgrades with additional functionality as requested by LHV in the design and code, and Customer Support.

•	LHV agrees to pay Flux a twenty dollar ($20) fee {“Royalty Fee”} per MCB that only LHV sells subject to the terms defined herein. The Royalty Fee does not apply to for sales made to Flux.

Maximum Royalties

•	LHV and Flux agrees that LHV’s obligation to pay the Distribution Fee and the Royalty Fee terminate once the total payments made of the Distribution Fee and the Royalty Fee equal two hundred thousand dollars ($200,000) in total the {“Maximum Royalty”}. By nature this royalty provision shall survive and will remain effect post termination or expiration of the Agreement. Once the Maximum Royalty has been reached, Flux is no longer required to provide any support for the MCB and both parties agree to negotiate a new support fee upon LHV’s request.

•	LHV may during the term of this Agreement request that Flux accept fee adjustments for the Royalty Fee and the Distribution Fee in conjunction with significant customer bids.

Flux Obligations:

•	Flux accepts the appointment as a Distributor of LHV Products and agrees to use best efforts to maximize distribution of the LHV Products.

•	Flux agrees to submit purchase orders at a quantity of no less than 25 and maintain an inventory of LHV Products of sufficient quantity, at LHV’s Distribution pricing, to enable Flux to fully discharge all of its responsibilities under this Agreement.

•	Flux, its officers and agents agree to refrain from promoting, selling, or offering for sale, either directly or indirectly any goods or articles that compete with the LHV’s Product without offering LHV’s prior right of first refusal to provide like product and price.

Marketing Plans & Reports:

•	Each calendar quarter, Flux shall furnish LHV a point of sales and operation report as it relates to LHV Product.

•	Parties agree to use reasonable efforts to cooperatively market and advertize LHV Product.

No Agency:

•	Flux is an independent purchaser and seller of LHV Products and shall represent itself only as an “Authorized Distributor” of the LHV Products.

Payment:

•	All orders placed to LHV by Flux shall be at the price as set forth on LHV’s then current LHV’s Distributor Price List for the LHV Products, and freight and transportation costs for the LHV Products shall be the responsibility of Flux.

•	Unless otherwise agreed to by LHV, all payments shall be made within thirty (30) days as of the delivery of the LHV’s invoice, except that in the event Flux fails to pay LHV as provided herein, LHV may, in its sole discretion, require Flux to issue a standby irrevocable letter of credit in favor of LHV or LHV’s designated subsidiary prior to the fulfillment or delivery of any further orders.

•	Flux agrees to pay all taxes, duties, deposits, tariffs, and bonds of any kind imposed upon LHV, Flux, or upon the LHV Products by any government or taxing authority relating to the sale of LHV Products by Flux.

Orders:

•	Upon LHV Product availability, Flux agrees to place a purchase order.

•	All purchase orders must be in writing and are subject to acceptance by LHV and LHV will issue a proforma invoice acknowledging the purchase order.

•	On the first day of the term, and every thirty (30) days thereafter (the “Forecast Period”) throughout the term, Flux shall deliver to LHV a written forecast of its needs for the LHV Products during the twelve month period immediately following.

•	LHV may, from time to time, advise Flux that Flux may not sell to certain customers (the “Disapproved Customers”) for any or no reason whatsoever, including the Disapproved Customer’s infringement of LHV’s intellectual property rights. Flux agrees not to take orders from Disapproved Customers.

•	LHV Products shall be shipped to Flux pursuant to the instructions issued by Flux within a reasonable period of time after acceptance by LHV of any order

•	LHV will use its reasonable best efforts to fill Flux’s orders promptly upon acceptance by LHV.

•	Flux shall not return the LHV Products without prior written authorization and instructions from LHV, nor shall LHV accept returned LHV Products except in accordance with such authorization and instructions.

Goodwill:

•	All use of the trademarks and all goodwill and benefits arising from such use shall inure to the sole and exclusive benefit of the Trademark Owner. Neither party shall not do anything that, could in any way damage, injure or impair the validity and subsistence of the other parties’ trademarks.

•	Both parties agree to recognize that the Confidential Information constitutes valuable trade secrets of the discloser and is the exclusive property of discloser. Consequently, the recipient agrees to use the Confidential Information only in connection with the purpose contemplated under this Agreement and, during its term and extending for a period of two (2) years thereafter, recipient specifically agrees not to use, communicate, disclose, reverse engineer, publish or make available to any person or entity discloser’s Confidential Information.

Intellectual Property:

•	LHV shall retain all rights title and interests to the LHV Product and any work performed in a Statement of Work and Intellectual Property created while working together including but not limited to perfecting the Intellectual Property and nothing herein shall be construed as a license or an assignment of rights those rights in any way.

Term & Effective Date:

•	This Agreement shall take effect as of March 25, 2009 and expire on April 1, 2010 unless sooner terminated as provided herein (the “Initial Term”), which will be automatically extended to an additional year, if neither party has given a notice not less than ninety (90) days before the Initial Term (the “Further Term”).

•	Notwithstanding anything to the contrary in this Agreement, either party may terminate this Agreement at any time during the Initial Term or any Further Term without cause with ninety (90) days prior written notice. Any order accepted by LHV prior to the date of receipt of a notice of termination shall be shipped according to the announced shipping date.

Entire Agreement: This Agreement expresses fully the understanding between the parties and all prior agreements, representations, understandings, appointments or licenses, oral or written, are hereby expressly canceled. This Agreement may be modified only in writing signed by both Flux and LHV. The date of the execution by LHV shall be deemed to be the date of the Agreement and the Agreement shall not be effective until its execution by LHV and the Flux.

IN WITNESS WHEREOF the parties have caused this Amendment to be signed by their duly authorized representatives.

LHV Power Corporation		Flux Propulsion

Signature:	/s/Craig Miller	Signature:	/s/Jason Touhy
Name:	Craig Miller	Name:	Jason Tough
Title:	VP, Director of Legal Affairs	Title:	COO
Date:	June 19, 2009	Date:	June 19, 2009

Attachment A

Statement of Work

Battery Charger

SCOPE:

This document is a Statement of Work for the design and development of the microprocessor module portion of the 3kW battery charger system known as the LBC-3K45P from LHV Power Corp.  The statements following “GENERAL:” below contain the working requirements for the entire charger device of which the microprocessor module is part; individual signals and operational modes are described therein.  The immediately following statements reflect the physical and operational specifics for the microprocessor module itself.

Microprocessor Module (MM) Design Details:

The MM contains a power regulating circuit which takes +12V from the isolated housekeeping power supply output that is common with the DC/DC output circuits.  This +12V will be stepped down by means of a three terminal regulator and support components that will provide +5V for the operation of the microprocessor and associated support circuits, including digital and analog communication interfaces to the DC/DC controller, and to the CAN bus I/O system.

The microprocessor itself will be an appropriate device with appropriate supporting hardware to handle the I/O and computational requirements of the battery charger system’s DC/DC control board, including receiving two channels of 3 by 8 multiplexed single ended digital signals and one channel of 3 by 8 multiplexed differential analog signals, and transmitting one singled ended digital signal and one channel of 3 by 8 multiplexed differential analog signals.

The MM will contain hardware and software systems to support, through a properly isolated hardware interface, two simultaneously connected external CAN bus devices, and provide proper data operation to and from devices such as the Battery Management System (BMS), the vehicle Powertrain Control Module (PCM), and other such external devices.

The MM will contain hardware and software appropriate to the task of properly updating the internal software, so that the software enabled operational characteristics of the battery charger can be repaired, revised, or updated from time to time.  The physical interface to this updating system may be via the CAN bus and/or a communication interface agreed upon by both parties.

The MM will contain hardware and software appropriate to receive and send information from and to an “SAE J1772” accessory communications connector, so that communications can be made to an off board AC or DC charging pedestal.  The actual hardware and software requirements are TBD, pending finalization by SAE of the exact standards to be implemented.  It is desired that at least three digital ports be assigned and reserved on the MM board for this purpose.

The MM will contain hardware and software appropriate to properly control the normal mode(s) and faulted mode(s) of operation of the battery charger system.  It will properly communicate with other vehicular devices and provide those external devices with normal and customary data and information as to the status of the battery charger’s operation as described in the functional description following this SOW.

The MM will contain hardware and software appropriate to control several battery charger systems connected in parallel; with the primary charger serving as “master”, and additional attached battery chargers (through the CAN bus interface) will serve as “slave(s)”, thus providing for a multiplication of battery charging power.  Thus each battery charger produced must have an internally assigned address number coded in software, so that the master charger can be established by means of interrogation by each and all CAN bus connected battery chargers, and a determination made of which charger will be declared master, and which charger(s) will be declared slave(s).  An example might be that all chargers connected to a common CAN bus find that three chargers exist connected, and that the one with the lowest address number is declared the master, and the other two are thus declared slave 1 and slave 2.  Operational characteristics of master and slave connected chargers will be identical, so that all parallel output (or series output) connected chargers produce similar outputs, unless the BMS system directs otherwise.

As a note, the series connection of battery chargers will be limited to two in number by design.  The number of parallel connected battery chargers can be twenty or more.  Combinations of parallel connected sets of two seriesed output battery chargers are possible for higher power and higher voltage battery systems.

The MM will have Real Time Clock (RTC) capabilities so that a user controlled time of day use function for the battery charger can be implemented.

The MM will have hardware and software appropriate to operate an onboard multicolor LED, which will be used to indicate charging operation and status and/or fault modes to an observer of the charger(s) in service.  The exact details of the multicolor LED will be on a forthcoming revision of this document.

The MM will be designed to fit upon a Printed Circuit Board (PCB) of dimensions of approximately 2” x 5”.  Details of the exact size, component height limitations, mounting holes, connector details and locations, etc. will be forthcoming on a subsequent revision of this document.  The layout of the MM PCB will be done in such manner as to guarantee 1000V of isolation to the supporting metal tray and mounting system; further details of the requirements for this will be forthcoming on a future revision of this document (it is expected that reinforcing insulation sheets such as Mylar sheet will be required and provided for outside the scope of this SOW to meet this requirement).

LHV Power Corporation		Flux Propulsion

Signature:	/s/Craig Miller	Signature:	/s/Jason Touhy
Name:	Craig Miller	Name:	Jason Tough
Title:	VP, Director of Legal Affairs	Title:	COO
Date:	June 19, 2009	Date:	June 19, 2009

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